                                                           EXHIBIT 6.01


                                     SAFECO
                         PROPERTY AND CASUALTY INSURANCE
                                AGENCY AGREEMENT

This Agreement is executed by You and Us. "You" and "Your" refers to the individual or entity named on this contract. "We" and "Us" refers to the Companies You are appointed with as listed on this page.

1. This Agreement shall consist of this page and the pages identified by the following form numbers:

AM-1001 R3 1/98, AM-1116 R3 11198, 7-2015 KS 3/99
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2.   This Agreement applies only to the lines checked:
                                                         P/L         C/L
     SAFECO Companies                                    /X/         /X/
     American States Companies                           /X/         /X/

3.   You represent the Enterprise Group(s) checked below:

     SAFECO Personal Lines Insurance /X/

      American States Business Insurance /X/

     SAFECO Commercial Insurance / /

4. In order to complete references made in other parts of this Agreement, the following information is supplied by You:
     A.  Premium Trust (referred to in paragraph 3.3.2):
         (1) Bank in which account maintained _________________________________

         (2) Name on account _______________ Account Number ___________________


5. You are authorized to represent the companies checked below in each state where 1) each company is authorized to do business and 2) where We have notified You that Your appointment with Us has been filed and approved by the appropriate state regulator, or You have provided Us with a copy of Your appropriate broker's license.

This supersedes all previous agreements and shall be effective

        March                 1   ,   1999 , but it
      ----------------- ----------   ------
       (Month)            (Day)      (Year)

shall not be effective earlier than the valid appointment date with the state You have indicated in the address below.

Executed this       1    day of       March   , 1999  .
             ------------      --------------- -------
                  (Day)              (Month)   (Year)

/X/    SAFECO Insurance Company of America
/X/    General Insurance Company of America
/X/    First National Insurance Company of America
/X/    SAFECO National Insurance Company
/X/    SAFECO Insurance Company of Illinois
/ /    SAFECO Lloyds Insurance Company
/X/    American Sates Insurance Company
/X/    American Economy Insurance Company
/X/    American States Insurance Company of Texas
/ /    American States Lloyds Insurance Company
/X/    American States Preferred Insurance Company


BROOKE CORPORATION
------------------------------------------------------------------
Name of Agency

PO BOX 426
------------------------------------------------------------------

------------------------------------------------------------------

PHILLIPSBURG                  KS                      67661-0426
------------------------------------------------------------------
City                          State                          Zip


05-27-2318                       15-10182
----------------------------     ---------------------------------
SAFECO Stat No.                  American States Stat No.



BY: /s/  W. Randall Stoddard               BY /s/ Michael Hess
   -----------------------------------       ----------------------------------
        W. RANDALL STODDARD, PRESIDENT                  President

                 PROPERTY & CASUALTY INSURANCE AGENCY AGREEMENT

("You" and "Your" refers to the individual or entity named on this contract. "We," "Us" and "Our" refers to the Companies You are appointed with as listed on the cover sheet.)

1.0      YOUR AUTHORITY

         We grant You the following authority:

         1.1 To receive, accept and bind in any jurisdiction where You are properly licensed and where We have notified the state that You are Our agent, proposals for contracts of insurance and for fidelity bonds in such classes of risks and to such limits as We may from time too time authorize by letter of instruction, underwriting guide, binding guide, or other written instruction.

         1.2 To countersign the kinds of insurance contract to which this Agreement applies. Where countersignature by You of a new or renewal policy written by You is required by law, You authorize Us to countersign on behalf of You by any method authorized by applicable state statutes.

         1.3 To collect, receive, and receipt for premiums on insurance placed with Us by You.

2.0      YOUR LIMITATIONS

         2.1 You shall not bind Us on risks deemed unacceptable in accordance with Our underwriting standards as identified in Paragraph 1.1 and as supplemented from time to time.

         2.2 To refrain from binding or writing policies of insurance when the object of the insurance is subject to unusually increased risk such as covering buildings for windstorm when storm warnings have been posted, or when a storm is in progress, or such as writing earthquake coverage on structures located in an area where a significant earthquake has occurred within the previous 10 days.

         2.3 Your authority does not extent to the use of Our name or logo(s) in advertising or promotional materials without Our prior written consent.

         2.4 You shall not authorize any other person or entity (except Your employees) to exercise any of Your authority described in this Agreement without prior written consent from Us.

3.0      AGENCY OPERATIONS

         3.1 Documentation: You will forward to Us promptly, after coverage is bound or amended, copies of all evidence of insurance, or modifications thereof or applications therefor, effected by You.

         3.2     Records - Inspection, Control and Use:

                 3.2.1 You will maintain a complete record of Your transactions with Us and with policyholders which shall be open to Our inspection at any time.

                 3.2.2 You shall remain owners of the records and use and control of expirations, except as provided in Paragraph 8.1. If you abandon the business, ownership will vest in Us. Expirations shall consist of the exclusive right to own and use customer information generated or developed by You, including customer names, addresses, coverage terms and conditions in connection with the solicitation of renewal business.

         3.3     Premium Collection and Transmittal

                 3.3.1 Premiums collected on Our behalf are held by You in a fiduciary capacity. You have no interest in the premiums and, except for the amount of commissions authorized by Us to be deducted by You, You will make no deductions from or make personal use of such funds nor retain any such premiums as an offset against any disputed claim You may have against Us before paying the same to Us.

                 3.3.2 You will establish and maintain a premium trust account in the federally insured bank or savings & loan designated on form AM-1000 (the first page) of this Agreement. You may not commingle premiums with other funds except with Our written permission. If state law permits, You may retain any interest earned on premiums while they are on deposit in Your premium trust account. Such retention of interest earned creates no ownership interest on Your part in the premiums on deposit in the trust account. You shall remain liable for payment of such premiums until they are received by Us. You shall remain liable for loss which occurs by reason of default or failure of the bank in which the trust account is maintained.

         3.4     Direct Bill Policies

                 3.4.1    Direct Billing:
                          You may request either agency billing or direct billing of Commercial policies. Personal policies are issued on a direct billing basis only. Each direct billing payment plan We offer requires an initial valid payment of amounts which will vary by plan. Valid payments include: cash; checks or electronic funds transfer honored by the appropriate financial institution; money orders; or other negotiable instruments approved in advance by Us.

                 3.4.2 When You submit an application for a policy to be billed on a Direct Bill basis, You assume full responsibility for collection and payment to Us of the required initial payment, without deduction of Your commission. If We do not receive the required initial payment from You or the Insured, We will send direct notice of cancellation to the insured unless You furnish the evidence of cancellation We require.

                 3.4.3 If We must send notice of cancellation for non-payment of the initial valid payment, We will provide at least the number of days of coverage required by law prior to the effective date of cancellation. We will bill You for the earned premium for this coverage. If You do not pay Us the earned premium after We have billed You, We will deduct if from Your next commission check.

                 3.4.4 After the initial valid payment, We assume responsibility for billing and collecting from the insured all subsequent renewal, installment, and endorsement premiums. We agree to compute and remit to You promptly following the close of each month the commissions We owe You, less the commissions You owe Us on return premiums, in accordance with the applicable schedule of commissions.

                 3.4.5 When Our direct billing plan provides for advance payment of commission and subsequent installments are not paid to Us by the insured, We will cancel the policy for non-payment and deduct the unearned commission from Your next commission check.

                 3.4.6 If Your Direct Bill Commission statement indicates that You owe Us money, You agree to pay Us the full amount owed within 10 days of Your receipt of Your commission statement.

                 3.4.7    Commercial Direct Bill:
                          When You request one of the Commercial Direct Bill payment plans, You are responsible for the initial payment required by that plan unless We have agreed in writing to some other arrangement. If Your insured pays the full term premium in advance of the month in which the policy becomes effective, We will pay You the commission on the policy on the next commission statement following the month in which the policy becomes effective.

                 3.4.8    Personal Direct Bill:
                          For the first policy period premium, Your application shall be accompanied by the initial valid payment required for the payment plan the insured has selected, without deduction of Your commission. If Cash on Delivery (COD) is allowed in Your state and You request COD on the application, We will bill the insured for the required initial payment, but Our doing so does not relieve You of Your responsibility for its payment. If We do not receive the required initial payment from You or from the insured by 35 days from the inception date of the policy, We will send direct notice of cancellation to the insured unless You furnish the evidence of cancellation which We require. You assume responsibility for collection and payment to Use for coverage provided on bound applications that You submit to Us but which are not eventually issued, unless You furnish the evidence of cancellation We require.

         3.5     Agency Billed Policies

                 3.5.1 You agree to pay Us net premiums due on all insurance placed by or through You with Us not later than 45 days after the end of the month in which the business written becomes effective, whether such premiums are collected, collectible or otherwise, and to refund pro rata to Us commission on return premiums due or installment premiums uncollected at the same rate as that applicable to the commission originally allowed on such business. Our failure to bill You for an item shall not relieve You of the responsibility to pay for the item. If You are delinquent in either accounting or payment due Us, We may, by notice to You, suspend Your authority to write any new or renewal business or change any existing bonds. Payment of overdue amounts shall not automatically end the suspension, nor shall such suspension prevent termination of this Agreement.

                 3.5.2 You agree that on all policies of insurance You produce for Us to either finance the premium or collect it promptly.

                 3.5.3 If any interim or final premium developed by audit, or any additional premium resulting from an adjustment to a retrospective rated policy cannot be collected by You, We shall undertake direct collection and You shall not be responsible for such collection of such premium, provided:

                          A. You return the item to Us at the location where monthly premiums are paid by You with written notification that the item is being returned for direct collection. Your notification to Us must take place as soon as You perceive uncollectibility, but no later than 30 days after the issue date of the item; and

                          B. We shall not pay commission to You on such premiums which We may accept for direct collection.

         3.6     Agency and Producer Licensing

                 3.6.1    Maintenance of License:
                          You will maintain a valid agency license with any state in which You represent Us. You will ensure that only persons who are licensed, and properly appointed by Us, act as agents for business produced by You for Us. You will notify Us within 3 business days of the employment or termination of any person appointed to represent Us. All licensed persons will comply with any continuing education requirements. If, as a result of Your failure to comply with these requirements, We are required to pay administrative penalties in any state, We shall advise You of the amount of the fine, and You will reimburse Us promptly.

4.0      SYSTEMS MASTER LICENSE

         4.1     LICENSE GRANT:

                 4.1.1 You accept and agree that any automated systems (SYSTEMS) access We may supply to You or make available for Your use from time to time will be subject to and governed by the terms and conditions of the master SYSTEMS license contained in this
                          Section 4.0. We grant You a license to access and use such SYSTEMS for the sole purpose of processing and conducting Our business on an electronic basis. You are authorized to use the SYSTEMS solely for such purpose.

                 4.1.2 We reserve the right to immediately terminate this master license and Your SYSTEMS access if You attempt to assign or transfer any rights in the SYSTEMS or otherwise provide any access to the SYSTEMS to another party.

4.2      WE AGREE:

                 4.2.1 To provide You with such access to the SYSTEMS as We, in Our sole discretion, deem reasonable and necessary for Your use of the SYSTEMS for the purpose described in paragraph 4.1.1 above.

                 4.2.2 To provide, upon Your request, a copy of data You have processed or generated through the SYSTEMS, to the extent that We can retrieve it from the SYSTEMS.

         4.3     YOU AGREE:

                 4.3.1 To purchase, lease or otherwise provide terminal(s) or other computer equipment We have approved as reasonably suitable to access and use the SYSTEMS to electronically process Our business.

                 4.3.2 To use the SYSTEMS to process Our business according to Our reasonable instructions.

                 4.3.3 To be available and to make Your personnel available for education and training in the use of the SYSTEMS as We reasonably require.

                 4.3.4 To compile, maintain and keep all records as required by law to be maintained by agents or brokers, irrespective of any records the SYSTEMS produce or generate, and to make such records available to Us upon request.

5.0      CONFIDENTIALITY

         5.1 You agree not to disclose to third parties without Our prior written permission any of Our confidential and proprietary information, including but not limited to loss information (such as reserve amounts and loss control reports or audits), security information (such as computer passwords and identification codes), or information concerning the SYSTEMS (such as codes and operating instructions for the SYSTEMS). Your agreement and obligation to safeguard the confidentiality of such information will survive the termination of this Agreement and the master license. In the event that You become, or believe You may be, subject to a court order requiring the disclosure of any of Our confidential and proprietary information to a third party, You agree to provide Us as much notice as possible so that We may intervene and seek appropriate relief from the court.

         5.2 We agree not to disclose to third parties without Your prior written permission any of Your confidential and proprietary information, including customer lists, agency production, loss history and agency payment history. Our agreement and obligation to safeguard the confidentiality of such information will survive the termination of this Agreement and the master license.

         5.3 We both agree that neither of us will disclose to third parties without Your customer's written permission any confidential customer information, including but not limited to customer names, addresses, telephone numbers, property descriptions, policy limits and coverage types, billing and payment history, driving records and other loss information, except to the extent that such disclosure is, in Our sole judgment, part of the business of insurance or in connection with any governmental or bureau reporting either of us is required to make.

         5.4 Publicly available information, including but not limited to rating plans filed with government regulators and policy forms filed with government regulators, is not subject to our non-disclosure agreement in this section.

         5.5 This non-disclosure agreement shall not prevent maintenance of proprietary and confidential information in a single Customer Information File used by the SAFECO group of companies.

6.0      COMPENSATION

         6.1 Commissions paid to You or retained by You according to the schedule of commissions shall be Your sole and full compensation on such business placed with Us and that such commissions are payable in consideration of Your faithful performance of Your duties and obligations as set forth in this Agreement.

         6.2 Any undistributed commission or other funds of Yours that We hold may be applied at any time to, and as an offset on, any due and unpaid obligation of Yours to Us.

         6.3 You shall not assign Your right to receive commission for any purpose, e.g., to provide collateral for a loan, without prior written consent from Us.

         6.4 While this Agreement is in effect, You and We agree that commissions shall be paid to You for the lines of business and products You write, according to the commission schedule attached to this Agreement. The commission schedule may be changed by Us with notice to You as required by state law, or by mutual written agreement between You and Us.

         6.5 No commission will be generated by any additional or return premium from an adjustment to a retrospective rated policy.

         6.6 If Our Electronic Funds Transmission Program for payment of Your commissions is available to You, and You choose to participate in it, funds will be transmitted to Your account under the terms of the Program then in effect.

7.0      AGENCY SALE OR TRANSFER

         7.1 You agree to give 30 days advance notice to Us of any sale or transfer of Your business or its consolidation with another firm in order that We may, at Our election, either assign this Agreement to the successor organization or terminate it according to Section 8.0 of this Agreement.

8.0      TERMINATION

         8.1 We agree that in the event of termination of this Agreement, and provided that You have in accordance with the terms of this Agreement accounted for and paid over all premiums and other sums for which You may be liable to Us and are not otherwise in default on this Agreement, Your records and use and control of expirations shall remain Your property and be left in Your undisputed possession. If You have not paid amounts You owe to Us within 60 days following the termination of this Agreement, the ownership of the records and the use and control of the expirations shall vest exclusively in Us and You shall immediately thereafter forward all such records to Us.

         8.2     This Agreement shall terminate:

                 A. Automatically on the date any public authority cancels or declines to renew Your license or certificate of authority or all of Our applicable companies surrender or lose Our certificate(s) of authority in Your state; or

                 B. Immediately upon either party giving written notice to the other in the event of abandonment, fraud, insolvency or gross and willful misconduct on the part of such other party; or

                 C. Upon either party giving the other 90 days advance written notice (or longer if required by law). If You have represented Us for more than 3 years and have reached the minimum level of production for either personal or commercial lines as specified in the Profit Plus Bonus Commission Agreement in effect at the date of termination, a period of rehabilitation may be established if both of us agree. A separate agreement between You and Us for the rehabilitation period will specify what must be done to avoid termination.

         8.3 Effective upon receipt of the notice of termination, Your authority to solicit, bind, execute and countersign contracts of insurance and fidelity bonds on Our behalf shall cease.

         8.4 You will use Your best efforts to replace all the policies You have placed with Us with policies of other insurers. We will provide You a listing of policies to assist You in this effort.

         8.5 We will advise You of the date, as permitted by law, when We will begin nonrenewing Your accounts. We reserve the right to cancel or nonrenew policies in force in accordance with Our underwriting standards or practices.

         8.6 With respect to policies remaining in force after termination, You shall have such limited authority to act on Our behalf as We set forth in written instruction provided with the notice of termination or thereafter.

         8.7 Unless required by law, We will not pay You commission on business written or renewed after the effective date of the termination of this Agreement. If We are required by law to have You continue to provide service to insureds after this Agreement has been terminated, We will pay You a service fee of three percent of premiums written (or such commission as required by law) after the date of termination of this Agreement as full compensation for such service. Such payments will be made at the end of each calendar quarter and shall be computed based on company records.

9.0      SUSPENSION

         Your binding authority shall be suspended:

         9.1 Automatically on the effective date of the sale or transfer of Your business or its consolidation with another firm, unless We were notified in writing and agreed to the sale or consolidation.

         9.2 Automatically for any owner, office, manager, or other employee whose license or certificate of authority has been terminated or nonrenewed by a public authority.

         9.3 Upon written notification of such suspension by the appropriate regional manager, branch manager, or marketing manager for Your state for non-payment of premiums or other reasons.

10.0     INDEMNIFICATION

         10.1 We will defend and indemnify You against liability, including costs of defense and settlements, imposed on You by law for damages sustained and caused solely by Our acts or omissions, provided You have not caused or contributed to such liability by Your own acts or omissions. You agree as a condition of such indemnification to notify Us promptly of any claim or suit against You and to allow Us to make such investigation, settlement or defense, of the claim or suit. We agree to notify You promptly of any claim or suit against You.

         10.2 You agree to defend and indemnify Us against liability to the extent You would be liable under common law, including cost of defense and settlement, imposed upon Us when caused solely by Your acts or omissions in violation of the terms of this Agreement.

11.0     GENERAL PROVISIONS

         11.1 We are not responsible for Your expenses, license fees, non-resident appointment fees or taxes.

         11.2 Any supplies, manuals or software We furnish to You shall remain Our property and You will return them to Us upon Our request.

         11.3 You are not Our employee, nor shall anything contained in this Agreement be construed to create an employee-employer relationship between You and Us or between Your sub-agents and Us.

         11.4    This Agreement supersedes all prior agreements between us.

         11.5    Changes to this Agreement shall be by mutual written agreement.

         11.6 This Agreement shall be subject to and construed under the laws of the State of Washington. If any provision of this Agreement is found to violate the laws of the United States or the state in which enforcement is sought, it is agreed that such provision shall not invalidate the entire Agreement, but the Agreement shall be construed as if it does not contain the invalid provision.

         11.7 All notices to You shall be sent to Your address shown on the cover page of this Agreement (AM-1000). All notices to Us shall be sent to Our local office to the attention of Our Marketing Manager. Either of us may change their address under this paragraph by giving the other written notice of the new address.

                                                COMMISSION SCHEDULE

                                                  PERSONAL LINES


------------------------------------------------------------- ------------- -------------- ------------- -----------
                                                               SAFECO OF                      FIRST       SAFECO OF
                                                               ILLINOIS*       GENERAL       NATIONAL      AMERICA
                                                              ------------- -------------- ------------- -----------

AUTOMOBILE
   Any automobile rated for a driver under age 21........          5%*          --              5%            5%
   Recreational Vehicle Policy...........................         --            --             --            20%
   All other.............................................         10%*          --             10%           10%
PROPERTY
   Boatowners............................................         --            --             --            20%
   Dwelling Fire.........................................         --            --             --            20%
   Tenant Homeowners.....................................         20%*          20%*           --            20%
   Homeowners/Condominiums...............................         15%*          15%*           --            15%
UMBRELLA.................................................         --            --             --            15%

------------------------------------------------------------- ------------- -------------- ------------- -------------

                                                 COMMERCIAL LINES

--------------------------------------------------------------------------- -------------- ------------- -------------
                                       (may be negotiated -- not to exceed)

SAFEPLAN SYSTEMS
   Package..............................................................        --             --            15%
   Automobile...........................................................        --             --            15%
   Workers' Compensation................................................        --              7%           --
   Specialty Contractors'...............................................        --             --            15%
PROTECTION PLAN
   PACKAGE
     General Liability..................................................        20%            10%           15%
     Property...........................................................        20%            20%           20%
     Inland Marine......................................................        20%            20%           20%
   EXCEPTIONS:
     Earthquake.........................................................        15%            15%           15%
     Commercial First Plan..............................................        15%            15%           15%
   GENERAL LIABILITY....................................................        15%            10%           15%
   PROPERTY.............................................................        20%            20%           20%
   INLAND MARINE........................................................        20%            20%           20%
   PROFESSIONAL LIABILITY...............................................        20%            --            20%
   UMBRELLA.............................................................        15%            --            15%
   CRIME, FIDELITY......................................................        20%            20%           20%
   AUTOMOBILE...........................................................        15%            10%           15%
   WORKERS' COMPENSATION................................................   To be negotiated -- not to exceed 10%

--------------------------------------------------------------------------- ------------------------------------------

ALL MULTIPLE LOCATION FORM POLICIES, ALL POLICIES WRITTEN UNDER ANY EXCESS RATE PLAN AND ALL POLICIES COVERING OUTSIDE OF AGENT'S RESIDENT STATE SHALL BE REFERRED TO THE COMPANY FOR COMMISSION ARRANGEMENTS.





Effective the ____________________ day of ___________________, _______.

Executed this ____________________ day of ___________________, _______.

*SAFECO INSURANCE COMPANY OF ILLINOIS
 SAFECO INSURANCE COMPANY OF AMERICA
 GENERAL INSURANCE COMPANY OF AMERICA
 FIRST NATIONAL INSURANCE COMPANY OF AMERICA


                                            -----------------------------------
                                            (Agency Name)           (Stat. No.)

By: /s/ W. Randall Stoddard                 By:
   --------------------------------------      --------------------------------
       W. RANDALL STODDARD, PRESIDENT
                                        *Change Made